Exhibit 99.1

News Release

SuperGen Reports 2009 Third Quarter Financial Results

Achieves net income for quarter & year-to-date periods and guides to profit for the year

Ends quarter with over $94 million in cash, equivalents & marketable securities

DUBLIN, Calif., October 26, 2009 – SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the third quarter and nine months ended September 30, 2009.

Total revenues for the 2009 third quarter were $10.4 million, compared with $10.2 million for the same prior year period.  Total revenues for the 2009 third quarter and same prior year period consisted entirely of royalty revenue.  Royalty revenue recovered from the 2009 second quarter where Eisai reported lower quarterly product sales that resulted from certain third party wholesalers who had adjusted their near-term inventory purchases.  Royalty revenue is earned pursuant to the license agreement entered into during 2004 with MGI PHARMA (acquired by Eisai Co., Ltd. in January 2008), which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company generally recognizes royalty revenue when it is received.

Total operating expenses for the 2009 third quarter were $9.7 million, compared with $11.4 million for the same prior year period.  The primary reasons for the decrease in operating expenses for the 2009 third quarter were lower research and development costs due to reduced activities or completed studies for product development and clinical trial programs when compared to the prior year, the elimination of costs resulting from the cessation of our European operations in the prior year and a decrease in general corporate expenses offset in part by an increase in stock-based compensation expense.  Stock-based compensation expense, which is a non-cash item included in operating expenses, was $709,000 for the 2009 third quarter compared with $642,000 for the same prior year period.

Income from operations for the 2009 third quarter was $677,000 compared with a loss from operations of $1.1 million for the same prior year period.  The Company reported net income for the 2009 third quarter of $833,000, or $0.01 per basic and diluted share, compared with a net loss of $569,000, or $0.01 per basic and diluted share, for the same prior year period.

“We are pleased with our year to date financial and operational results, and we are gratified that the Dacogen partnerships are continuing to provide increasing revenue,” said Dr. James Manuso, SuperGen’s President and Chief Executive Officer.  “We continue to differentiate ourselves from our peer group based on the strength of our financial position, our pipeline of potential first-in-class oncology products, our discovery prowess, and our balanced business strategy anchored in global partnerships with GlaxoSmithKline, Eisai and Johnson & Johnson.”

Total revenues for the nine months ended September 30, 2009 were $29.3 million, compared with $26.5 million for the same prior year period.  Total revenues for the nine months ended September 30, 2009 and 2008 consisted entirely of royalty revenue.

Excluding gain on sale of products, total operating expenses for the nine months ended September 30, 2009 were $28.0 million, compared with $33.4 million for the same prior year period.  The primary reasons for the decrease in operating expenses for the nine months ended September 30, 2009 were lower research and development costs due to reduced activities or completed studies for product development and clinical trial programs when compared to the prior year, the cessation of our European operations in the prior year, a reduction in stock-based compensation expense and a decrease in general corporate expenses.  Stock-based compensation expense, which is a non-cash item included in operating expenses, was $1.8 million for the nine months ended September 30, 2009, compared with $2.1 million for the same prior year period.

The reported gain on sale of products for the nine months ended September 30, 2009 was $520,000 compared to $1.6 million for the same prior year period.  The gain on sale of products for both periods primarily relate to the receipt of additional payments resulting from the sale of the worldwide rights for Nipent to Mayne Pharma (acquired by Hospira, Inc. in February 2007) in a prior year.

Income from operations for the nine months ended September 30, 2009 was $1.8 million compared with a loss from operations of $5.3 million for the same prior year period.  The Company reported net income for the nine months ended September 30, 2009 of $2.4 million, or $0.04 per basic and diluted share, compared with a net loss of $6.5 million, or $0.11 per basic and diluted share, for the same prior year period.  The net loss for the nine months ended September 30, 2008 included a non-operating charge of $3.1 million that reflected an other than temporary decline in value in the Company’s equity investments.  There was no similar non-operating charge for the nine months ended September 30, 2009.

As of September 30, 2009, the Company had approximately $94.4 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $91.1 million at June 30, 2009.

2009 Revised Financial Guidance

The revised annual financial guidance for 2009 is as follows:

•                  The range of anticipated royalty revenue has been narrowed from our prior guidance and is now expected to be in a range from $40 million to $42 million.

•                  Anticipated research and development expenses have been further revised downward from our prior guidance to a range from $30 million to $32 million.  Research and development expenses continue to be influenced by costs related to current and anticipated clinical trial programs, including MP-470, SGI-1776 and SGI-110, in addition to ongoing product development efforts.

•                  General and administrative expenses remain unchanged from our prior guidance and are expected to be in a range from $9.0 million to $9.5 million.

•                  During 2009, no additional gain on sale of products resulting from the previous sale of our commercial business or other products is anticipated beyond the $520,000 already recorded through September 30, 2009.

•                  The revision to our financial guidance results in an improvement to our anticipated annual results with a forecasted net income in a range from $1.7 million to $2.2 million, compared with prior guidance of a net loss in a range from $3.0 million to $4.5 million.

•                  Included in total operating expenses are non-cash stock-based compensation expenses now estimated at $2.5 million.

•                  The Company continues to remain debt-free and does not plan to access the capital markets for operational purposes during 2009.

•                  Average annual shares outstanding remain unchanged from our prior guidance and are expected to be approximately 59.2 million common shares.

Recent Corporate Milestones

July 2009:  The Company announced the addition of Mohammad Azab, M.D., M Sc, MBA to the management team as Chief Medical Officer.  With more than 20 years of experience in worldwide drug development, clinical research, and medical affairs, resulting in eight approved drugs, including six in oncology, Dr. Azab brings extensive international development and translational medicine expertise to SuperGen.  Dr. Azab will manage SuperGen’s clinical development strategy, clinical operations, regulatory affairs, quality, and safety departments to advance the Company’s oncology product portfolio from discovery through clinical Proof of Concept.

August 2009: The Company announced that preliminary results from Phase Ib data of MP-470, its multi-targeted, tyrosine kinase inhibitor and RAD51 suppressor, demonstrated an overall clinical benefit rate of 54 percent when the drug is given in combination with standard of care carboplatin containing doublet chemotherapy in patients with small cell lung cancer and neuroendocrine malignancies. The data were presented on August 2 at the International Association for the Study of Lung Cancer, 13th World Conference on Lung Cancer, in San Francisco, CA.

September 2009:  The Company announced that effective October 16, 2009, David Bearss, Ph.D., resigned as SuperGen’s Chief Scientific Officer, and is now engaged as a long-term biology consultant to the Company.  In addition, Dr. Bearss retains his Scientific Advisory Board membership at SuperGen.  Dr. Bearss has returned to academic cancer research, as Co-director of the Center for Investigational Therapeutics of Huntsman Cancer Institute at the University of Utah.  Michael McCullar, Ph.D., MBA, Vice President, Strategy and Discovery Operations, has resumed his position as Head of Discovery Operations, a responsibility he held from 2006 through 2008.

October 2009:  SuperGen and GlaxoSmithKline (“GSK”) announced that they entered into a five-year collaboration to discover and develop cancer therapeutics based on epigenetic targets.  Epigenetics refers to the regulation of genes with mechanisms other than changes to the underlying DNA sequence, and is widely believed to play a central role in the development and progression of almost all cancers.  Under the terms of the agreement, SuperGen will discover and develop candidate compounds through to early clinical proof of concept.  GSK will then have the right to exercise an option to develop and commercialize resulting products on a global basis.  SuperGen will receive $5 million in upfront payments, including a $3 million equity investment.  If SuperGen’s developmental programs are optioned and developed, total potential development and commercialization milestone payments to SuperGen under the agreement could exceed $375 million, in addition to tiered royalties of up to double digits, payable on net sales of any resulting products.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2009 third quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s web site at http://www.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectations regarding the various abilities of MP-470, including the results of the Phase I and multi-arm Phase Ib clinical trials, expectations regarding the various abilities of SGI-1776 and SGI-110, expectations about SuperGen’s ability to remain debt-free and to avoid accessing the capital markets for fund-raising in this fiscal year, expectations about increases in royalty revenue, gains from sales of non-core assets, decreases in certain operating expenses, estimates of the 2009 net income, expectations that SuperGen will receive the balance of the purchase price for Nipent from Mayne Pharma, expectations about the successful development and recognition of any related milestones resulting from the multi-year collaboration with GSK to discover, develop and commercialize cancer therapeutics based on epigenetic targets, as well as SuperGen’s expectations and successful development of all its pipeline products either through internal efforts or through existing or future partnerships.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the ability of Eisai to generate global sales of Dacogen, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP-470, SGI-1776 and SGI-110, GSK’s decision whether or not to license and then develop and commercialize the products that are the subject of that collaboration and whether any of those products will be commercially successful, and the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Mayne Pharma.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introduction of new products is delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President Corporate Communications & Business Development Tel: (925) 560-2810	Manager Investor Relations Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Royalty revenue	$10,357	$10,209	$29,282	$26,480
Total revenues	10,357	10,209	29,282	26,480

Operating expenses:
Research and development	7,259	8,841	21,350	24,528
General and administrative	2,441	2,511	6,649	8,860
Gain on sale of products	(20)	—	(520)	(1,560)
Total operating expenses	9,680	11,352	27,479	31,828

Income (loss) from operations	677	(1,143)	1,803	(5,348)

Interest income	153	491	610	1,794
Other than temporary decline in value of investments	—	—	—	(3,055)
Other income (expense)	—	41	—	49
Income (loss) before income tax benefit (provision)	830	(611)	2,413	(6,560)

Income tax benefit (provision)	3	42	(12)	42

Net income (loss)	$833	$(569)	$2,401	$(6,518)
Net income (loss) per common share:
Basic	$0.01	$(0.01)	$0.04	$(0.11)
Diluted	$0.01	$(0.01)	$0.04	$(0.11)
Weighted average shares outstanding:
Basic	59,143	57,562	59,111	57,541
Diluted	59,320	57,562	59,124	57,541

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,202	$48,908
Marketable securities	77,945	37,787
Prepaid expenses and other current assets	1,246	1,307
Total current assets	91,393	88,002

Marketable securities, non-current	4,204	1,617
Property, plant and equipment, net	4,376	4,437
Goodwill	731	731
Other intangibles, net	—	106
Restricted cash	2,246	2,367
Other assets	505	505
Total assets	$103,455	$97,765

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,374	$2,614
Accrued liabilities	293	422
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Hospira, Inc.	125	125
Deferred rent	357	287
Accrued payroll and employee benefits	2,546	2,903
Total current liabilities	6,260	6,916

Deferred rent, non-current	82	358
Total liabilities	6,342	7,274

Total stockholders’ equity	97,113	90,491
Total liabilities and stockholders’ equity	$103,455	$97,765